Exhibit 99.1

Fibrocell Science Board of Directors Accepts Resignation

of Chief Operating Officer and Chief Financial Officer Declan Daly

June 28, 2013, EXTON, PA — Fibrocell Science, Inc. (NYSE MKT: FCSC), an autologous cell therapy company focused on the development of innovative products for aesthetic, medical and scientific applications, announced today that Declan Daly, Chief Operating Officer and Chief Financial Officer, will resign to reside in Ireland full time. Fibrocell has initiated an executive search to replace Daly with a Chief Financial Officer who will be based in Fibrocell’s Exton, PA facility. Daly will remain with the Company through November 2013 to assure a smooth transition to a successor.

“Declan has made invaluable contributions to the company for over seven years and we greatly appreciate his tireless dedication, proven expertise and strong leadership skills that have tremendously benefited our company,” said David Pernock, Chairman and Chief Executive Officer of Fibrocell Science. “He was instrumental in the growth of our company from a small, aesthetics-focused entity to the NYSE MKT-listed company expanding into medical applications that we are today.”

“It has been an honor to be a part of the Fibrocell team from the company’s early days until now,” said Daly. “With Fibrocell’s pipeline expansion into medical indications and recent rare disease research collaboration, it is now time to recruit a U.S.-based Chief Financial Officer.

I am confident that we will transition smoothly to another leader who fits well with Fibrocell’s innovative and dynamic culture.”

The Company and Daly have entered into an employee transition agreement, which sets out the terms of Daly’s transition and includes a separation and general release agreement to be entered into upon completion of the transition. For information regarding the foregoing arrangements, please see the Form 8-K filed by the Company today.

About Fibrocell Science, Inc.

Fibrocell Science, Inc. (NYSE MKT: FCSC) is an autologous cell therapy company focused on the development of innovative products for aesthetic, medical and scientific applications. Fibrocell Science is committed to advancing the scientific, medical and commercial potential of autologous skin and tissue, as well as its innovative cellular processing technology and manufacturing excellence. For additional information, please visit www.fibrocellscience.com.

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